Exhibit 32.1

     Harry Lee Waterfield II and Raymond L. Carr, being the President and Chief Financial Officer and Vice President, respectively, of Investors Heritage Capital Corporation,  hereby certify as of this 11th day of March, 2011, that the Form 10-K for the year ended December 31, 2010 fully complies with the requirements of Section 13(a) or 15(d) of the Securities Exchange Act of 1934 and that the information contained in the Form 10-K fairly presents, in all material respects, the financial condition and results of operations of Investors Heritage Capital Corporation.

INVESTORS HERITAGE CAPITAL CORPORATION

/s/ Harry Lee Waterfield II
BY: Harry Lee Waterfield II
DATE: March 11, 2011	President

/s/ Raymond L. Carr
BY: Raymond L. Carr
DATE: March 11, 2011	Chief Financial Officer–Vice President